INVESTMENT LETTER AND GRANT OF REPURCHASE RIGHT

March 4, 2004

Emergisoft Holding, Inc.

2225 Avenue J

Arlington, Texas 76006

Re: Investment in Emergisoft Holding, Inc.

Ladies and Gentlemen:

In connection with the issuance to the undersigned of 937,502 shares (the "Shares") of common stock, $.001 par value per share, of Emergisoft Holding, Inc, a Nevada corporation ("Emergisoft"), you have requested that the undersigned provide documentation that the issuance (the "Issuance") is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The undersigned has also agreed to provide to Emergisoft a repurchase right as to the Shares. Accordingly, the undersigned makes the following representations and agreements:

1. Investment Intent. The undersigned is acquiring the Shares for its own account with no present intention of distributing the same or participating in a distribution of the same, as the term distribution is used under the Securities Act.

2. Restrictions on Resale of Shares. The undersigned understands that because the Issuance of the Shares to the undersigned has not been registered under the Securities Act, the Shares are or will be "restricted securities" as that term is defined in Rule 144 as promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act, and the undersigned cannot dispose of any or all of the Shares unless such Shares are subsequently registered under the Securities Act or in a transfer that, in the opinion of counsel for Emergisoft, is exempt from such registration. The undersigned further understands that Emergisoft will, as a condition to the transfer of any of portion of the Shares, require that the request for transfer be accompanied by an opinion of counsel, in form and substance satisfactory to Emergisoft, to the effect that the proposed transfer does not require registration under the Securities Act, unless such transfer is covered by an effective registration statement under the Securities Act. The undersigned understands that the Shares may not be sold publicly in reliance on the exemption from registration under the Securities Act afforded by Rule 144 unless and until the minimum one-year holding period and the other requirements of Rule 144 have been satisfied.

3. Sophistication. The undersigned represents and warrants that: (i) the undersigned is knowledgeable and experienced in business and financial matters and capable of evaluating the merits and risks of, and making an informed decision with regard to, the investment in the Shares; (ii) the undersigned is able to bear the economic risk of loss of its investment in the Shares; (iii) the undersigned has been granted the opportunity to make a thorough investigation of the affairs of Emergisoft, and has availed itself of such opportunity either directly or through its authorized representatives; and (iv) the undersigned has had access to the same kind of information about Emergisoft that would be contained in a registration statement filed by Emergisoft with the SEC, and has received all information the undersigned believes necessary to make an informed decision about its acquisition of the Shares.

4. Private Offering. The undersigned has been advised that the Issuance to the undersigned has not been registered under the Securities Act and that Emergisoft in authorizing the Issuance to the undersigned is relying upon, among other things, the representation and warranties of the undersigned contained herein, including that such issuance is a "private offering" and does not require compliance with the registration provisions of the Securities Act.

5. Stock Legend. The undersigned understands and agrees that the certificates evidencing the Shares issued to the undersigned will bear restrictive legends in substantially the following form:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH SUCH APPLICABLE STATE SECURITIES LAWS. THE CORPORATION WILL NOT TRANSFER SUCH SHARES EXCEPT ON RECEIPT OF EVIDENCE SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS."

"THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF AN INVESTMENT LETTER AND GRANT OF REPURCHASE RIGHT DATED AS OF FEBRUARY __, 2004 PURSUANT TO WHICH THE COMPANY HAS THE RIGHT TO REPURCHASE THE SHARES REPRESENTED BY THIS CERTIFICATE FOR A PURCHASE PRICE OF $2.40 PER SHARE, SUBJECT TO ADJUSTMENT FOR ANY STOCK SPLIT, REVERSE STOCK SPLIT, STOCK DIVIDEND OR RECLASSIFICATION. THE CORPORATION WILL FURNISH A COPY OF SUCH AGREEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE ON REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE."

6. Stop Transfer Orders. The undersigned is aware that stop transfer instructions will be given to the transfer agent of Emergisoft's capital stock to prevent unauthorized or illegal transfers of shares of Emergisoft's capital stock held by the undersigned.

7. Right to Repurchase. The undersigned hereby grants to Emergisoft the non-transferable (except by operation of law) right, but not the obligation, to repurchase from the undersigned all or any portion of the Shares at any time and from time to time during a one year period commencing on the date of this letter. The repurchase price shall be $2.40 per share, subject to adjustment for any stock split, reverse stock split, stock dividend or reclassification. If Emergisoft elects to exercise its right of repurchase pursuant to this paragraph, it shall do so by giving written notice thereof to the undersigned, which notice shall specify the number of shares owned by the undersigned as to which Emergisoft is exercising its repurchase right. The repurchase by Emergisoft, and the sale by the undersigned, of such shares shall be consummated at a closing to be held at the offices of Emergisoft not later than thirty (30) days following the date Emergisoft gives written notice of its exercise of such repurchase right. Payment of the repurchase price by Emergisoft shall be made in cash against delivery of the shares being repurchased. The undersigned agrees that it will not, for a period of one year from the date of this letter, offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to the Shares.

8. Indemnification. The undersigned agrees to indemnify Emergisoft for any and all losses Emergisoft may suffer as a result of a breach of the representations, warranties and agreements contained herein.

Sincerely,

BERLWOOD FIVE, LTD.

By: BERLWOOD THREE, L.L.C.,

General Partner

By: /s/ Linda Thomas

Name: Linda Thomas

Title: Manager